Exhibit 99.1


FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT

      Larry Adelson                   OR                        Craig Peterson
      Heartland Partners                              Zigman Joseph Stephenson
      (312) 294-0440                                            (414) 273-4680




           HEARTLAND PARTNERS AMENDS ITS LIMITED PARTNERSHIP AGREEMENT



CHICAGO, IL -- January 5, 1997 ..... Edwin Jacobson, President and CEO of
Heartland Partners, L.P. (Amex: HTL) announced that Heartland Partners' agreement of limited partnership has been amended by its general partner, Heartland Technology, Inc. (Amex: HTI).

The amendment allows the general partner in its discretion to establish a record date for distributions of the last day of any calendar month. The effect of the amendment is to permit distributions to be made to Unit holders of record at the end of any month in addition to distributions of available cash, if any, required to be made to Unit holders of record at the end of any quarter under the existing limited partnership agreement. The full text of the amendment has been filed on Form 8-K with the Securities and Exchange Commission.

On January 7, 1998, Heartland Partners will make its previously announced special distribution of $0.75 per Class A Unit to Unitholders of record at December 31, 1997.

Heartland Partners, L.P. is a publicly traded limited partnership, which is a general partner of CMC Heartland Partners. CMC Heartland Partners is a Chicago-based real estate partnership with properties in 13 states, primarily in the upper Midwest and northern United States. In addition to existing industrial and residential projects in Chicago, Ill. and southern Wisconsin, CMC has retail, residential and industrial projects in: Chicago, Ill.; Milwaukee, Wis.; Fife, Wash.; Bozeman, Mont.; and Rosemount, Minn. CMC Heartland is also the exclusive home builder for the Osprey Cove master planned community in St. Mary's, Ga.






NYFS11...:\89\51989\0003\2286\PRED217R.12C